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                                    SBE, INC.

                 1991 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

               ADOPTED BY THE BOARD OF DIRECTORS JANUARY 24, 1991,
                AS AMENDED AUGUST __, 1993 AND FEBRUARY __, 1995

                   APPROVED BY THE SHAREHOLDERS MARCH 19, 1991
                               AND MARCH 15, 1994


1.   PURPOSE.

     (a) The purpose of the 1991 Non-Employee Directors' Stock Option Plan (the "Plan") is to provide a means by which each director of SBE, Inc., a California corporation (the "Company"), who is not otherwise an employee of the Company or any Affiliate as defined in subparagraph 1(b) (each such person being referred to as a "Non-Employee Director"), may be given an opportunity to purchase stock of the Company.

     (b) The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

     (c) The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

     (d) The Company intends that the options issued under the Plan not be incentive stock options as that term is used in Section 422 of the Code.


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2.   ADMINISTRATION.

     (a) The Plan shall be administered by the Board of Directors of the Company (the "Board") unless and until the Board delegates administration to a committee, as provided in subparagraph 2(c).

     (b) The Board may delegate administration of the Plan to a committee (the "Committee") composed of not fewer than the minimum number of members which may be required to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

     3.   SHARES SUBJECT TO THE PLAN.

          (a) Subject to the provisions of paragraph 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate one hundred forty thousand (140,000) shares of the Company's common stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for the Plan.

          (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.


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4.   ELIGIBILITY.

     Options shall be granted only to Non-Employee Directors of the Company.

5.   NON-DISCRETIONARY GRANTS.

     (a) Each person who is elected for the first time to be a Non-Employee Director after the date of approval of the Plan by the shareholders of the Company (the "Approval Date") shall, on the date of his initial election to be a Non-Employee Director by the Board or shareholders of the Company, automatically be granted an option to purchase five thousand (5,000) shares of the Company's common stock (subject to adjustment as provided in paragraph 10 hereof) upon the terms and conditions set forth herein.

     (b) On April 1 of each year (or the next business day should such date be a legal holiday), commencing April 1, 1994, an option to purchase five thousand (5,000) shares of the Company's common stock (subject to adjustment as provided in paragraph 10 hereof) shall automatically be granted to each person who (i) is at that time a Non-Employee Director, and (ii) has served continuously as a Non-Employee Director of the Company for the entire preceding twelve (12) months.

6.   OPTION PROVISIONS.

     Each option shall be subject to the following terms and conditions:

     (a) The term of each option shall be five (5) years from the date it was granted. Notwithstanding the foregoing an option shall terminate seven (7) months after termination of the optionee's directorship with or subsequent service as an employee of the Company unless (1) such termination is due to such person's death or permanent and total disability, within the meaning of Section 422(c)(7) of the Code, in which case the option may be exercised at any time within eighteen (18) months following termination of such directorship or service. This


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subparagraph 6(a) shall not be construed to extend the term of any option or to permit anyone to exercise the option after expiration of its term, nor shall it be construed to increase the number of shares as to which any option is exercisable from the amount exercisable on the date of termination of the optionee's directorship or subsequent service as an employee.

     (b) The exercise price of each option shall be one hundred percent (100%) of the fair market value of the stock subject to such option on the date such option is granted.

     (c) The optionee may elect to make payment of the purchase price of common stock acquired upon exercise of an option under one of the following alternatives: (i) payment of the exercise price in cash at the time the option is exercised; (ii) provided that at the time of exercise the Company's common stock is publicly traded and quoted regularly in THE WALL STREET JOURNAL, payment by delivery of shares of common stock of the Company that have been owned by the optionee for at least six (6) months and that are owned free and clear of any liens, claims, encumbrances, or security interests, which common stock shall be valued at fair market value on the date of exercise; or
(iii) payment by a combination of the methods of payment specified in subparagraphs 6(c)(i) and 6(c)(ii) above.

     (d) An option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person or by his guardian or legal representative. The person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the optionee, shall thereafter be entitled to exercise the option.

     (e) An option shall vest with respect to each optionee in four (4) equal installments commencing on the date one year after the date of grant of the option, provided that the optionee


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has, during the entire year prior to such vesting date, continuously served as a
Non-Employee Director or as an employee of the Company or any Affiliate of the Company, whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment.

     (f) The Company may require any optionee, or any person to whom an option is transferred under subparagraph 6(d), as a condition of exercising any such option: (i) to give written assurances satisfactory to the Company as to the optionee's knowledge and experience in financial and business matters; and
(ii) to give written assurance satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.

7.   COVENANTS OF THE COMPANY.

     (a) During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of common stock required to satisfy such options.

     (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of common stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan,


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any option granted under the Plan, or any stock issued or issuable pursuant to any such option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority for which counsel for the Company deems necessary for the lawful issuance and sale of common stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell common stock upon exercise of such options.

8.   USE OF PROCEEDS FROM STOCK.

     Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

9.   MISCELLANEOUS.

     (a) Neither an optionee nor any person to whom an option is transferred under subparagraph 6(d) hereof shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

     (b) Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue acting as a director of (or to employment by) the Company or shall affect any right of the Company, its Board or shareholders to terminate the directorship (or employment) of any Non-Employee Director with or without cause.

     (c) In connection with each option granted pursuant to the Plan, it shall be a condition precedent to the Company's obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other


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withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

     (d) Throughout the term of any option granted pursuant to the Plan, the Company shall make available to the holder of such option, not later than one hundred twenty (120) days after the close of each of the Company's fiscal years during the option term, upon request, such financial and other information regarding the Company as comprises the annual report to the stockholders of the Company provided for in the bylaws of the Company.

10.  ADJUSTMENTS UPON CHANGES IN STOCK.

     (a) If any change is made in the common stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise), the Plan and outstanding options will be appropriately adjusted in the class and maximum number of shares subject to the Plan and the class and number of shares and price per share of stock subject to outstanding options.

     (b)  In the event of (i) a dissolution or liquidation of the Company;
(ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, with respect to options held by persons then performing services as directors or employees of the Company, all outstanding options shall become exercisable in full


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at least ten (10) days prior to such event.  Outstanding options which have not been exercised prior to such event shall terminate on the date of such event.

11.  AMENDMENT OF THE PLAN.

     (a) The Board at any time, and from time to time, may amend the Plan; provided, however, that (i) except as provided in paragraph 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will modify the Plan in any way if such modification requires shareholder approval in order for the Plan to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act or to prevent disqualification of the Non-Employee Directors as "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Exchange Act, and (ii) the provisions of paragraphs 5 and 6 relating to the determination of the amount, price and timing of the option grants may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     (b) Rights and obligations under any option granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom the option was granted.

12.  TERMINATION OR SUSPENSION OF THE PLAN.

     (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate ten (10) years from the Approval Date. No options may be granted under the Plan while the Plan is suspended or after it is terminated.


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     (b)  Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.

13.  EFFECTIVE DATE OF THE PLAN.

     The Plan shall become effective on the date the Plan is approved by the shareholders of the Company.


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